Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of NCO Group, Inc. of our report dated March 28, 2008 relating to the financial statements of Outsourcing Solutions Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

St. Louis, Missouri

July 1, 2008